Exhibit 99.1

FOR IMMEDIATE RELEASE

December 20, 2024

Contact: Scott Stofferahn scotts@goldengrowers.com

Golden Growers announces Cargill’s Intention for ProGold Buyout in Late 2026

Golden Growers Cooperative and Cargill Inc. announced today that Cargill will buy out Golden Growers Cooperative’s interest in ProGold LLC at the end of the current lease which concludes on December 31, 2026.

ProGold LLC owns a corn wet milling plant in Wahpeton, ND that Cargill has been leasing since 1997. In 2022, Cargill purchased 50% interest in ProGold from American Crystal Sugar and became 50/50 owners with Golden Growers Cooperative. At the same time, Cargill and Golden Growers established certain conditions that would need to be met with an intention of forming a long-term joint venture. Due to the economic environment in the past three years, it has become clear that those conditions are unable to be achieved. Cargill has informed Golden Growers that they will work with the Cooperative on proceeding with the buyout of Golden Growers interest in ProGold LLC at the end of the lease period.

“Over the past 30 years, Cargill has been a trusted partner for Golden Growers and our farmer members. While we would have preferred to maintain a long-term interest in the plant, we understand that circumstances beyond our control have limited our ability to accomplish that goal,” stated Golden Growers Chairman Brett Johnson. “Our cooperative and its members can be proud of what they accomplished by building the first major corn processing facility in the region. Cargill’s continued capital investment in the facility shows their intent to maintain a continued presence in the region well into the future.”

On behalf of Cargill, Andy Joehl, VP Trading and Risk Management:

“Golden Growers has been a tremendous partner over the years. The facility in Wahpeton has been and will continue to be a leader in safety, a plant our customers value, and a strong demand center for corn in the area. While our partnership with Golden Growers Cooperative will come to an end, there will be no change in our operations at the facility and our partnership with farmers in the area will continue on. We look forward to the future, supporting North Dakota, South Dakota and Minnesota agriculture, and are deeply thankful for the years of success with Golden Growers.”